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Exhibit 4.2

DEBENTURE PURCHASE AGREEMENT
BETWEEN
PIONEER DRILLING COMPANY
AND
WEDGE ENERGY SERVICES, L.L.C.

DEBENTURE PURCHASE AGREEMENT

        THIS DEBENTURE PURCHASE AGREEMENT (the "Agreement"), is entered into this 3rd day of July, 2002, among PIONEER DRILLING COMPANY (the "Company"), a corporation incorporated under the laws of the State of Texas, whose principal place of business is at 9310 Broadway, Building I, San Antonio, Texas 78217 and WEDGE ENERGY SERVICES, L.L.C., a limited liability company organized under the laws of the State of Delaware, whose principal place of business is at 1415 Louisiana, Suite 3000, Houston, Texas 77002, or its assigns ("WEDGE").

R E C I T A L S

        WHEREAS, on October 9, 2001, the Company entered into that certain 6.75% Convertible Subordinated Debenture, Series A, due October 9, 2006 in the principal amount of $18,000,000 (the "October 2001 Debenture");

        WHEREAS, on May 28, 2002 WEDGE did provide certain financial accommodations to the Company in connection with a subsidiary of the Company, Pioneer Drilling Services, Ltd.'s (the "Subsidiary") purchase of two drilling rigs (the "Rigs") and the Company's financing of such acquisition by the Frost National Bank ("Frost Bank"), all of which is memorialized in that certain Letter Agreement of even date therewith (the "Letter Agreement");

        WHEREAS, in accordance with Section 5 of the Letter Agreement, the Company and the Subsidiary have elected to cause WEDGE or an Affiliate to contribute up to an additional $10,000,000 of which WEDGE shall have the right to direct $7,000,000 of such amount to be paid either to the Company, or directly to Frost Bank for the sole purpose of retiring that outstanding indebtedness incurred by the Company in connection with the purchase of the Rigs and in consideration of same, the Company has agreed to (i) grant WEDGE the right to exchange the October 2001 Debenture, (ii) cause Frost Bank to release all financial accommodations made by WEDGE, (iii) pay current all accrued and unpaid interest on all outstanding debt investments between WEDGE and the Company, and (iv) enter into the Debenture Agreement of even date herewith in the principal amount of $25,000,000 and enter into a Debenture Agreement on the Subsequent Closing Date in the principal amount of $3,000,000 (both Debenture Agreements reflecting the aggregate amount of $28,000,000 are hereinafter collectively referred to as the "Debenture").

        WHEREAS, WEDGE has previously acquired 7,241,007 shares of common stock of the Company; and

        WHEREAS, in connection with the issuance of the Debenture, the parties have agreed, among other things, that WEDGE will have the right to convert the Debenture as provided therein and certain preemptive rights to participate in all future debt or equity offerings in the Company;

        NOW, THEREFORE, the parties agree as follows:

ARTICLE I
PURCHASE OF CONVERTIBLE DEBENTURE

        1.1  Purchase by WEDGE. At the Initial Closing Date, the Company hereby agrees to sell, and WEDGE or an Affiliate agrees to purchase, the 6.75% Convertible Subordinated Debenture, Series B, No. 1, due July 3, 2007, for the aggregate amount of $25,000,000 payable upon WEDGE tendering to the Company, the October 2001 Debenture, and tendering to Frost Bank, or the Company by wire transfer the sum of $7,000,000 to satisfy all obligations of the Company relating to the purchase of the Rigs. On the Subsequent Closing Date, the Company agrees to sell, and WEDGE or an Affiliate agrees to purchase the 6.75% Convertible Subordinated Debenture, Series B, No. 2, in the aggregate amount of $3,000,000 by tendering such sum to the Company by wire transfer. Attached hereto as Exhibit "A" is the form of Debenture which sets forth all rights of WEDGE, as a holder of such

Debenture, and all duties and obligations of the Company, as the issuer of same. The Company and WEDGE hereby expressly incorporate all terms and conditions of the Debenture as if it were set out in their entirety in this Section 1.1.

        1.2  Continued Enforceable Agreements. The Company and WEDGE hereby acknowledge and confirm the continued enforceability of the Common Stock Purchase Agreement entered into on or about May 18, 2001, expressly including, but not limited to, Sections 1.4 and 1.7, and the Registration Rights Agreement entered into between the parties simultaneously therewith. In the event there shall be a conflict between this Agreement and either the Common Stock Purchase Agreement or the Registration Rights Agreement, the terms of this Agreement shall govern.

        1.3  Board Seat. So long as Purchaser shall own at least 10% of the capital stock of the Company, the Board of Directors agrees to support and cause to be placed on the ballot at any election of Directors one person designated by Purchaser who shall be a nominee to the Board of Directors of the Company (a "WEDGE Board Nominee"), but only if necessary to cause at least one WEDGE Board Nominee to continue as a director of the Company after such election. So long as Purchaser shall own at least 25% of the capital stock of the Company, the Board of Directors agrees to support and cause to be placed on the ballot at any election of Directors up to three persons designated by Purchaser who shall be nominees to the Board of Directors of the Company, but only if necessary to cause at least three WEDGE Board Nominees to continue as directors of the Company after such election. If WEDGE shall have three WEDGE Board Nominees on the Board of Directors at least one shall be an individual with no affiliation to Purchaser, or its affiliates, who shall serve as an independent outside director. Additionally, at least one WEDGE Board Nominee shall be appointed to serve on the audit committee and compensation committee of the Board of Directors. Beginning the date hereof, the foregoing shall constitute the only agreement between Purchaser and the Company and its Board of Directors regarding the nomination by Purchaser of members of the Board of Directors of the Company.

        1.4  Outstanding Interest. The Company, simultaneous with the executive hereof, will tender to WEDGE a check in the amount of $283,500 to pay for all accrued and unpaid interest relating to the October Debenture.

        1.5  Definitions. All capitalized terms, not otherwise defined herein, shall have the meaning ascribed to them in the Debenture.

        1.6  Assignability. WEDGE shall have the absolute, unfettered right to assign all, or any part of the Debenture to an Affiliate of WEDGE by tendering written notice to the Company and the Company shall cause the Debenture to be issued to such assignee.

ARTICLE II
CLOSING

        The closing of the transactions provided for in Article 1 of this Agreement (herein called the "Closings") shall take place at the offices of Matthews & Branscomb, P.C., 112 East Pecan St., Suite 1100, San Antonio, Texas, with the initial closing taking place on or before July 3, 2002, and the subsequent closing taking place on or before September 30, 2002 (the "Closing Dates").

ARTICLE III
REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND WEDGE

        3.1  The Company hereby acknowledges and expressly reconfirms all warranties and representations contained in Article IV of the Debenture.

        3.2  WEDGE represents and warrants that:

          (a)  Experience. WEDGE is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Act, and (by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company) it is capable of evaluating the merits and risks of its investment in the Company. WEDGE acknowledges that it had the opportunity to ask questions of the officers of the Company. In reaching the conclusion that it desires to acquire the Debenture and the Stock upon conversion, WEDGE has evaluated its financial resources and investment position and the risks associated with this investment and acknowledges that it is able to bear the economic risks of this investment.

          (b)  Restricted Securities. As of the date hereof, WEDGE represents, warrants and agrees that it is acquiring the Debenture, and upon conversion the Stock, solely for its own account, for investment, and not with a view to the distribution or resale thereof. WEDGE further represents that its present financial condition is such that it is not under any present necessity or constraint to dispose of such Debenture or the Stock into which it is convertible to satisfy any existing or contemplated debt or undertaking and that the investment is suitable for WEDGE upon the basis of WEDGE's other security holdings, financial situation and needs. WEDGE acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the Stock must be held indefinitely unless subsequently registered under the Act and applicable state and other securities laws or unless an exemption from such registration is available.

          (c)  Unregistered Stock. WEDGE is aware that the Debenture and the Stock have not been registered under the Act, and that, accordingly, the Stock must be held unless it is subsequently registered under said Act or unless, in the opinion of counsel reasonably satisfactory to the Company, a sale or transfer may be made without registration thereunder. WEDGE agrees that any certificates evidencing the Stock must bear a standard legend restricting the transfer thereof consistent with the foregoing and that a notice may be made in the records of the Company or its transfer agent restricting the transfer of the Stock in a manner consistent with the foregoing.

ARTICLE IV
REGISTRATION RIGHTS

        Upon conversion of the Debenture into common stock as provided in Article VII of the Debenture, the Company and the Holder shall agree to abide by and honor the terms of that certain Registration Rights Agreement between them executed as of May 18, 2001.

ARTICLE V
AFFIRMATIVE COVENANTS

        5.1  Conditions to Obligations of WEDGE. The obligations of WEDGE under this Agreement shall, except as may be waived in writing by WEDGE, be subject to the following conditions:

          (a)  Company's Representations and Warranties True at the Initial Closing. WEDGE shall not have discovered any material error, misstatement or omission in the representations and warranties made by the Company in Article III above which such error, misstatement or omission remains uncured; and the Company shall have performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Initial Closing.

          (b)  Opinion of Counsel for the Company. Attached hereto as Exhibit "B" is a true and correct copy of the Opinion of Counsel to be delivered by Matthews and Branscomb, P.C., attorneys for the Company, as approved by counsel for WEDGE.

          (c)  Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby shall have been entered; and, on the Closing Dates, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, with a view to seeking to restrain or prohibit consummation of this Agreement or the transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with this Agreement or the transactions contemplated hereby, and no investigation by any governmental agency shall be pending or threatened which might result in any such litigation or other proceeding.

          (d)  Company Officers' Certificate. WEDGE shall have received a certificate, dated as of the respective Closing Dates, of the president, executive vice president and financial officers of the Company (the "Officers' Certificate") to the effect that the representations and warranties relating to the Company or its business, financial condition, properties or assets are true in all material respects at and as of the Initial Closing Date or, to the extent such representations and warranties are made at and as of a specific date, such representations and warranties were true in all material respects, and as of such date.

          (e)  No Material Adverse Effect. No Material Adverse Effect in the results of operations, financial condition or business of the Company taken as a whole shall have occurred, and the Company shall not have suffered any material loss or damages to any of its properties or assets which change, loss or damage materially affects or impairs the ability of the Company to conduct its respective businesses. For purposes of this Agreement, the term "Material Adverse Effect" shall mean an event, circumstance, loss, development or effect (individually or in the aggregate) when considered in light of the total operations of the Company, would prohibit the Company from engaging in any material aspect of its business or result in a material adverse change in the business, operations, properties, prospects or assets of the Company, or if measured monetarily, would exceed $150,000.

          (f)    Consents and Other Approvals. WEDGE shall have received all consents and other approvals which are necessary or required, if any, to consummate this Agreement.

          (g)  Release of Letter of Credit. Frost Bank shall have returned to WEDGE that certain Letter of Credit in the amount of $7,000,000 which shall not have been drawn upon.

          (h)  Deliveries. WEDGE or an Affiliate shall have received (a) Debenture certificates, and (b) any other documents which WEDGE may reasonably request to consummate this Agreement and the transactions contemplated hereby.

        5.2  Conditions to Obligations of the Company. The obligations of the Company under the Agreement shall except as may be waived in writing by the Company, be subject to the following conditions:

          (a)  Pay Off Frost Bank. WEDGE shall fund $7,000,000 to either the Company, or to Frost Bank for the sole purpose of retiring the current indebtedness of the Subsidiary Company in the approximate amount of $7,000,000 at Frost Bank which amount was used to acquire the Rigs.

          (b)  Return of Note and Security Agreement. WEDGE shall return to the Subsidiary all documents held in escrow by WEDGE as more fully described in the Letter Agreement.

          (c)  AMEX and Shareholder Approval. The Company shall have obtained all required consents and approvals, if any, from its Shareholder and the American Stock Exchange in connection with either the issuance of the Debenture or the issuance of shares of common stock convertible thereto.

ARTICLE VI
NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        6.1  Nature of Statements. All statements contained in any Exhibit or schedule hereto, including the Debenture, or in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties by the Company.

        6.2  Survival of Representations and Warranties. All covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closings. Generally, all covenants, representations and warranties shall remain effective for a period of 24 months from the date of closing. The representations and warranties of the Company with respect to litigation, ERISA and environmental matters shall remain effective for a period of 48 months from the Subsequent Closing Date. The representations and warranties of the Company with respect to taxes and title to Stock shall survive for the applicable limitations period established by law. Notwithstanding the foregoing, any bona fide claim which shall have been asserted during any such survival period and the obligation to indemnify for such claim shall continue in effect until such time as such claim shall have been resolved or settled.

        6.3  Indemnity by the Company. The Company shall indemnify and hold harmless WEDGE and the officers, directors, managers, agents, affiliates and representatives of WEDGE or any of them (the "WEDGE Indemnitees") from and against, and shall reimburse the WEDGE Indemnitees from any loss, liability, damage or expense, including reasonable attorneys' fees and costs of investigation incurred as a result thereof, that the WEDGE Indemnitees shall incur or suffer (collectively, the "WEDGE Recoverable Losses"), arising out of or resulting from (a) any misrepresentation by the Company, or (b) breach by the Company of any (i) representation or warranty contained in Article III hereof, (ii) the breach or non-fulfillment of an agreement or covenant under or pursuant to this Agreement, including the Registration Rights Agreement, or (iii) any document, certificate, schedule or instrument delivered by or on behalf of the Company pursuant hereto.

        6.4  Indemnity by WEDGE. WEDGE shall indemnify and hold harmless the Company and the officers, directors, agents, affiliates and representatives of the Company or any of them (the "Company Indemnitees") from and against, and shall reimburse the Company Indemnitees for any loss, liability, damage or expense, including reasonable attorneys' fees and cost of investigation incurred as a result thereof, that the Company Indemnitees shall incur or suffer (collectively, the "Company's Recoverable Losses") resulting from (a) any misrepresentation by WEDGE, or (b) breach by WEDGE of any (i) representation or warranty contained in Article III hereof, (ii) agreement or covenant under or pursuant to this Agreement, or (iii) document, certificate, schedule or instrument delivered by or on behalf of WEDGE in connection herewith.

        6.5  Limitation of Liability. Notwithstanding any liability which the Company or WEDGE may incur in Sections 6.3 and 6.4, respectively, above, the Company shall not be obligated for a WEDGE's Recoverable Loss, and WEDGE shall not be obligated for a Company's Recoverable Loss, unless and until such loss, individually, or in the aggregate, shall have exceed $150,000, in which case such liability shall be for all amounts in excess thereof.

ARTICLE VII
ADDITIONAL COVENANTS

        Inspection of Property, Books and Records. The Company shall (a) keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles accepted in the United States of America shall be made of all dealings and transactions in relation to its business activity, (b) permit representatives of WEDGE to visit and inspect any of its properties and to examine and make abstracts from any of its books and records at their customary location during normal business hours or at such other times as WEDGE may reasonably request, and as often as may be reasonably desired for use by WEDGE, and to discuss the business, operations, properties and financial and other condition of the Company with the Company's officers and employees. Additionally, the Company will adhere to the requirements of Section 3.01 of the Debenture by providing all financial and business information and statements required therein within the time frames provided.

ARTICLE VIII
NEGATIVE COVENANTS

        Reorganization, Stock Dividends, Reclassification, Subdivision or Stock Issuances. The Company will not (a) enter into a reorganization, consolidation, merger, lease or sale with another entity in connection with the sale, transfer or conveyance of its Common Stock or assets, (b) subdivide or reclassify the outstanding Common Stock into a greater or lesser number of shares, or (c) issue any additional shares of its capital stock, unless it shall have given WEDGE at least fifteen (15) days' advance written notice.

ARTICLE IX
DEFAULT

        9.1  Event of Default. As used in this Agreement, the term "Event of Default" shall mean any of the following:

          (a)  any default of any kind or nature under Section 8.01 of the Debenture;

          (b)  any breach of any representation or warranty contained in Article III herein in any material respect as of the date of issuance or making thereof; or

          (c)  any default in the observance of any affirmative covenant set forth in Article VI herein which is not remedied within 30 days after written notice thereof to the Company by WEDGE.

        9.2  Default Remedies. Upon the occurrence of an Event of Default, WEDGE shall be entitled to enforce all rights and remedies provided in Section 8.02 of the Debenture, in addition to all other rights and remedies it may be entitled to at equity or under law.

ARTICLE X
MISCELLANEOUS

        10.1 Conflict of Agreement. The parties agree that in the event that any of the terms or conditions of this Agreement shall conflict with the terms or conditions of the Debenture, the Debenture shall govern.

        10.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one agreement.

        10.3 Amendments. This Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

        10.4 Governing Law. This Agreement shall in all respects be governed by and shall be construed in accordance with the laws of the State of Texas.

        10.5 Severability. If any provision or part thereof of this Agreement is found to be prohibited, unenforceable or invalid under the laws of any jurisdiction, the provision or part thereof shall be ineffective only to the extent of such prohibition, unenforceability or invalidity under the applicable law without effecting the enforceability or validity of such provision in any other jurisdiction and without invalidating the remainder of such provision or other provisions in this Agreement.

        10.6 Injunctive Relief. The Company acknowledges that a breach of any of the provisions hereof would cause irreparable harm to WEDGE and agrees that in the event of any such threatened breach WEDGE shall be entitled to injunctive relief and that it shall not be required to post any bond in excess of $1,000.

        10.7 Term. Defined terms not defined herein shall have the meaning ascribed thereto in the Debenture.

        10.8 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed, first-class postage prepaid, by certified mail, return receipt requested.

          If to WEDGE:

      WEDGE Energy Services, L.L.C.
      1415 Louisiana
      Suite 3000
      Houston, Texas 77002
      Attention: President

      with a copy to:

      WEDGE Energy Services, L.L.C.
      1415 Louisiana
      Suite 3000
      Houston, Texas 77002
      Attention: General Counsel

      with a copy to:

      Darryl M. Burman, Esq.
      DiCecco, Fant & Burman
      1900 West Loop South
      Suite 1100
      Houston, Texas 77027

          If to the Company:

      Pioneer Drilling Company
      9310 Broadway, Building I
      San Antonio, Texas 78217

      with a copy to:

      John D. Fisch
      Matthews and Branscomb, PC
      112 East Pecan Street
      Suite 1100
      San Antonio, Texas 78205

        10.9 Headings. The headings of the sections of this Agreement have been inserted for convenience or reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

        10.10 Arbitration.

          (a)  Negotiation Period. Any dispute, controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, will be subject to binding arbitration in accordance with this Section 10.10. If such a dispute, controversy or claim exists, the parties shall attempt for a 30-day period (the "Negotiation Period") from the date any party gives any one or more of the other parties notice (a "Dispute Notice") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specificity the basis of the dispute. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

          (b)  Commencement of Arbitration. If a resolution is not reached by the parties prior to the end of the Negotiation Period, either party may provide a written request to the American Arbitration Association within ten (10) days from the end of such period requesting the selection of three (3) arbitrators (the "Panel") to arbitrate the parties' respective rights and obligations with respect to the matters set forth in the Dispute Notice. Each arbitrator on the Panel shall be experienced in the arbitration of complex commercial disputes.

          (c)  Discovery. Each party to an arbitration shall be entitled to such discovery as the Panel shall determine is appropriate.

          (d)  Expenses of Arbitration. The expenses of the Panel shall be paid by the party that does not substantially prevail on the merits in the arbitration (as determined by the award of the Panel).

          (e)  Location of Arbitration. The arbitration shall take place in Houston, Texas.

          (f)    AAA Rules. Except as expressly provided in this Section 10.10, the Arbitration shall be conducted in accordance with the Commercial Rules of the America Arbitration Association as then in effect.

          (g)  Attorneys' Fees and Expenses. The party that substantially prevails on the merits of the arbitration (as defined by the Panel) shall be entitled to reasonable attorneys' fees, costs, expenses, and necessary disbursements in addition to any other relief to which such party may be entitled.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

PIONEER DRILLING COMPANY	WEDGE ENERGY SERVICES, L.L.C.
By:	By:
Name: Michael E. Little	Name:
Title: Chief Executive Officer	Title:

EXHIBIT "A"
DEBENTURE

EXHIBIT "B"
Form of Opinion of Matthews & Branscomb

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TABLE OF CONTENTS
DEBENTURE PURCHASE AGREEMENT
R E C I T A L S
ARTICLE I PURCHASE OF CONVERTIBLE DEBENTURE
ARTICLE II CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND WEDGE
ARTICLE IV REGISTRATION RIGHTS
ARTICLE V AFFIRMATIVE COVENANTS
ARTICLE VI NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES
ARTICLE VII ADDITIONAL COVENANTS
ARTICLE VIII NEGATIVE COVENANTS
ARTICLE IX DEFAULT
ARTICLE X MISCELLANEOUS